UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2005

MAXCO, INC.
(Exact name of registrant as specified in its charter)

Michigan	0-2762	38-1792842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1118 Centennial Way, Lansing, Michigan	48917
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (517) 321-3130

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective October 27, 2005, Maxco, Inc. (the Company) entered into a Settlement Agreement with American Realty Equities, Inc. (American), Capital Center Associates, LLC, (Capital Center), L/M Associates, LLC (L/M) and Max A. Coon relating to property and the related mortgage on such property owned by Capital Center. Capital Center is majority owned by L/M which is 50% owned by Maxco, Inc.

The Settlement Agreement relates to a promissory note dated February 21, 2001, which was in default and guaranteed by Max A. Coon, the Company’s President and Chief Executive Officer, and others. American purchased the interest of Charter One Bank as lender of the promissory note which was in the original principal amount of approximately $10 million. As disclosed in the June 30, 2005, 10Q, on October 11, 2005, the Company agreed to indemnify Max A. Coon for any amounts he would be required to pay as result of personal guarantees he had on the Company’s real estate entities that were made for the sole benefit of the Company. American commenced an action in March 2005 to foreclose the construction mortgage and an action to enforce the guarantee against Max Coon and the other guarantors.

Without admitting any liabilities or fault, and to avoid the expense and uncertainties of litigation, the parties settled the litigation as detailed in the Settlement Agreement filed as Exhibit 99.1.

In summary, the Settlement Agreement states that the total amount to be paid to American is $8.5 million if paid on or before September 1, 2006.

If not paid by September 1, 2006 the parties agreed that the amount to be paid to American is the sum of the real estate proceeds upon sale of the property net of certain costs detailed in the Settlement Agreement plus an amount equal to sixty percent of the amount obtained by subtracting the real property proceeds from the amount due under the loan documents. If an insolvency event by Capital Center is instituted before payment on or before September 1, 2006 the total amount to be paid to American is $5.0 million plus American shall receive the proceeds derived from the sale or disposition of the property in the insolvency proceeding.

Management estimates the maximum exposure under these guarantees is approximately $5.0 million.

The Company does not believe that there is any unusual degree of risk related to the indemnification of guarantees made by Max Coon because of sufficient underlying asset values supporting the respective debt obligation and other conditions of such indemnification.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit 99.1 Settlement Agreement dated October 27, 2005 between and among American Realty Equities, Inc., Capital Center Associates, L.L.C., L/M Associates, LLC, Max A. Coon, and Maxco, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2005	Maxco, Inc. (Registrant) /S/ Vincent Shunsky (Signature) Vincent Shunsky Chief Financial Officer